Exhibit 5.4

Heussen De Entree 51 NL-1101 BH Amsterdam The Netherlands
Vantage Drilling Netherlands B.V. Locatellikade 1	Tel: +31-(0)20-312-2800 Fax: +31-(0)20-312-2801

1076 AZ AMSTERDAM

The Netherlands

Amsterdam, 12 September 2011

Our ref.: 2011-1549

Re: Vantage Drilling Netherlands B.V. / legal opinion Notes Offering 2011

Dear Sirs,

We have acted as special counsel to Vantage Drilling Netherlands B.V., having its registered seat in Amsterdam, the Netherlands and registered with the Trade Registry of the Chamber of Commerce under number 34332280 (the “Company”), for the purpose of rendering an opinion on certain matters of Dutch law in connection with the replacement of certain 11 1/2% Senior Secured First Lien Notes due 2015 (the “Old Notes”) which were issued pursuant to a ‘First Supplemental Indenture’ dated 20 May 2011, and a ‘Second Supplemental Indenture’ dated 1 June 2011, executed among Offshore Group Investment Limited, as issuer (the “Issuer”), Vantage Drilling Company, a Cayman Islands exempted company (the “Parent”), and certain other subsidiaries of the Parent, including the Company, as guarantors (collectively, the “Guarantors”) and Wells Fargo bank, National Association, as trustee for the holders of the Notes (the “Holders”) and collateral agent for the Holders (in such capacity, the “Agent”), supplementing and amending an ‘Indenture’, dated 30 July 2010 (the “Original Indenture”; as amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), executed among the Issuer, the Parent, the Guarantors and the Agent.

For the purpose of rendering this opinion we have exclusively examined and relied on the following documents:

(1)	a pdf copy of the fully executed First Supplemental Indenture;

(2)	a pdf copy of the fully executed Second Supplemental Indenture;

(3)	a pdf copy of the fully executed Original Indenture (the First Supplemental Indenture, the Second Supplemental Indenture and the Original Indenture jointly: the “Opinion Documents”);

in association with:

Heussen Rechtsanwaltsgesellschaft mbH and Heussen Italia Studio Legale e Tributario

AMSTERDAM • BERLIN • BRUSSELS • CONEGLIANO • FRANKFURT • MILAN • MUNICH • NEW YORK • ROME • STUTTGART

Heussen is the trade name of Heussen BV, registered with the trade register of Amsterdam under number 34222303. Heussen BV is the sole contracting party with regard to services (to be) provided. All services (to be) provided and legal acts (to be) performed by Heussen BV are subject to its general terms and conditions which contain the applicability of Dutch law, the exclusive jurisdiction of the Amsterdam District Court and a limitation of liability. All liability is limited to the amount which in the particular case can be claimed and shall be paid under the professional liability insurance taken out by Heussen BV, increased with any applicable deductible to be borne by Heussen BV itself. Heussen BV’s terms and conditions are available upon first request and at www.heussen-law.nl.

(4)	a pdf copy of the deed of incorporation of the Company containing the current articles of association of the Company, dated 26 March 2009 (the “Articles”);

(5)	a pdf copy of the executed Written Resolutions of the Sole Shareholder of the Company, executed on 20 May 2011 inter alia approving that the Company enters into the Opinion Documents (the “Shareholder Resolution”);

(6)	a pdf copy of the executed Written Resolutions of the Board (het bestuur) of the Company, executed on 20 May 2011 to inter alia enter into the Opinion Documents (the “Board Resolution”);

(7)	an excerpt of the registration in the Trade Registry of the Chamber of Commerce and Industry of Amsterdam for the Company, dated 10 May 2011 (the “Excerpt”).

For the purpose of rendering this opinion we have, except as expressly stated herein, without independent investigation or verification assumed:

(a)	the authenticity of all documents or instruments submitted to us as originals;

(b)	the completeness and conformity to original documents submitted to us as faxed, scanned or photo static copies, and the authenticity of the originals of such copies;

(c)	the genuineness of all seals on the documents and instruments submitted to us, and the signatures (including endorsements) of the natural persons purported to have signed the documents and instruments submitted to us, as well as the legal capacity (handelingsbekwaamheid) of natural persons having made such signatures other than in their capacity as attorney-in-fact (gevolmachtigde) or as representative (vertegenwoordiger) of the Company;

(d)	that the deed of incorporation of the Company is a valid notarial deed (authentieke akte), the contents thereof were correct and complete as of the date thereof and there were no defects in the incorporation of the Company (not appearing on the face of the deed of incorporation of the Company) on the basis of which a court might dissolve the Company or deem it never to have existed;

(e)	that the Opinion Documents are duly executed by the parties thereto (other than the Company) and constitute valid, binding and enforceable obligations of all the parties, including the Company, under the laws to which the Opinion Documents are expressed to be subject (other than Dutch law) and that the performance by the Company of its obligations under the Opinion Documents is not illegal or ineffective under any jurisdiction (other than the Netherlands) that these obligations are to be performed under;

(f)	the due compliance with all requirements, formalities and other matters relating to the Opinion Documents under any applicable law (other than Dutch law) and in any jurisdiction (other than the Netherlands) in which any obligation under the Opinion Documents are to be performed;

(g)	the validity under the laws of the State of New York and the applicable laws of the United States of America of the choice of such laws to govern the Indenture;

(h)	that the Excerpt completely and accurately reflects the corporate status and position of the Company as of May 10, 2011 in all respects and that no changes as to the corporate status and position of the Company as stated in the Excerpt have occurred since May 10, 2011; although not constituting conclusive evidence thereof, this assumption is supported by information obtained today from the Trade Registry of the Chamber of Commerce and Industry of Amsterdam;

(i)	that the Articles are the articles of association of the Company as in force at the date hereof; although not constituting conclusive evidence thereof, our assumption is supported by the contents of the Excerpt;

(j)	that the Shareholder’s Resolution has been duly executed by the relevant signatory thereof and that the Shareholder’s Resolution and the Board of Resolution have not been amended, revoked or declared void;

(k)	that the Company is not nor has been subject to any one or more of the insolvency winding-up proceedings listed in Annex A or Annex B to the EU Insolvency Council Regulation (EC) No. 1346/2000 of 29 May 2000 (as amended by Council Regulation from time to time) in any EU member state other than the Netherlands and has not passed a voluntary winding-up resolution and no petition has been presented or order made by a court for the bankruptcy (faillissement), dissolution (ontbinding) or moratorium of payment (surséance van betaling) of the Company; although not constituting conclusive evidence thereof, this assumption is supported by information obtained by telephone today from the bankruptcy clerk’s office (Unit Faillissementen en schuldsaneringen) of the Court (rechtbank) of Amsterdam and the online EU Insolvency Register (Centraal Insolventie Register EU registraties);

(l)	that is in the corporate interest of the Company to enter into the Opinion Documents. Although not constituting conclusive evidence thereof, this assumption is supported by (i) the text of the corporate objects clause in the Articles and (ii) the confirmation by the board of directors contained in the Board Resolution;

(m)	that none of the parties to the Opinion Documents is subject to, controlled by or otherwise connected with a person, organization or country which is subject to United Nations, European Union or Dutch sanctions implemented or effective in the Netherlands under or pursuant to the Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet economische delicten), the Import and Export Act (In- en Uitvoerwet) or Regulations of the European Union.

Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions as set forth herein, and subject to any factual matters not disclosed to us in the course of our examination referred to above, we are at the date hereof, of the following opinion:

(A)	the Company is duly incorporated and validly existing under the laws of the Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid);

(B)	the Opinion Documents (a) have been properly executed by the Company, (b) constitute legal, valid and binding obligations of the Company, and (c) are enforceable against the Company in accordance with their terms;

(C)	the Company has taken all necessary corporate action and has all corporate powers and authority to authorize the execution of the Opinion Documents and to perform its obligations thereunder and to consummate the transactions contemplated therein;

(D)	the execution of the Opinion Documents and compliance by the Company with the provisions thereof will not (a) violate any laws of the Netherlands, or (b) violate conflict with, or constitute a default under the organizational documents (including the Articles) of the Company which would affect the validity, binding effect or enforceability of the Opinion Documents against the Company.

The opinions expressed above are subject to the following qualifications:

(i)	Any legal act entered into by a legal entity such as the Company May be nullified by such legal entity or the receiver in bankruptcy if it is ultra vires i.e. falls outside the scope of such legal entity’s objects. A legal act may be ultra vires if (i) such legal act is not expressly allowed by the objects clause in such legal entity’s articles of association and could not be conducive to the realization of such objects and (ii) the other party was aware thereof or should be aware thereof without an independent investigation. All relevant circumstances of the case should be considered. Assuming that the Company derives sufficient benefit from the Opinion Documents and taking into account that the objects clause in the Articles includes the issuance of guarantees, in our view it is unlikely that the ultra vires provisions can be successfully invoked by the Company.

(ii)	The enforcement of the rights and remedies set forth in the Opinion Documents may be limited by bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer (actio pauliana) or other laws affecting the enforcement of creditor’s rights generally. The courts in the Netherlands may not always grant specific performance, whereas direct enforceability (reële executie) is normally only available in respect of obligations regarding the making of payments.

(iii)	In the event of a company’s moratorium of payment, that company’s assets will not be legally bound by any legal act performed by that company or by an attorney acting on that company’s behalf, unless the administrator (bewindvoerder) has given his co-operation or unless and to the extent that that company’s assets have gained a benefit as a result of such legal act. The same applies accordingly in case of bankruptcy of a company, provided that the receiver in a bankruptcy (curator) will be solely authorized to incur obligations on behalf of that company as of the bankruptcy date.

(iv)

All powers of attorney, including powers of attorney expressed to be irrevocable, terminate by operation of law upon the bankruptcy of the person issuing the power of attorney (the “Principal”). Powers of attorney that are expressed to be irrevocable are not capable of being revoked insofar they extend to the performance of legal acts (rechtshandelingen) that are in the interest of either the attorney appointed by such power of attorney or a third party. However, such powers of attorney terminate by operation of law upon the bankruptcy of the Principal or, unless provided otherwise in such power of attorney, upon the death of, the commencement of legal guardianship over (onder curatelestelling) or the bankruptcy of the attorney or by notice of termination given by the attorney. To the extent that the appointment of a process agent by the Company would be deemed to constitute a power of attorney granted by the Company, this qualification would apply.

(v)	The concept of delivery of a document in order to render a document valid, legally binding and enforceable is not known or required under Dutch law.

(vi)	The choice of a foreign law as the law governing an agreement will generally be recognized and applied by the courts of the Netherlands, provided, however, that the Netherlands’ courts may give effect to the mandatory rules of the laws of any country, including the Netherlands, with which the case in question has a close connection if and to the extent that pursuant to the laws of the latter country such mandatory rules must be applied, regardless of the law governing the agreement. When determining whether such mandatory rules must be applied the nature and intent of such rules are taken into account as well as the consequences that might ensue from the application or non-application of such rules. The law that otherwise would govern the Opinion Documents need not be applied by the courts of the Netherlands if it is obvious that the application thereof could not be reconciled with the public policy of the Netherlands.

We express no opinion as to any law or regulation other than the laws of the Netherlands as they are currently in force, and as generally interpreted and applied by the Dutch courts as at the date of this opinion, as appearing from published case law. We do not express any opinion with respect to any international law, including but not limited to the rules promulgated under or by any bi- or multilateral treaty or treaty organization, unless duly implemented in the laws of the Netherlands, or to any Dutch tax or anti-trust law. This opinion is related to Dutch law as it stands now and we do not assume any obligation to notify or inform you of any development subsequent to the date hereof that might render its contents untrue or inaccurate in whole or in part at such time.

This opinion is construed, shall be governed by and have effect only in accordance with the laws of the Netherlands. Further, the courts of Amsterdam, the Netherlands, shall have exclusive authority to rule upon any dispute relating to this opinion as far as this dispute may involve Heussen.

In this opinion legal concepts are described in English terms and not by their original terms as described in the relevant national language. The concepts concerned may not exactly similar to the concepts described by the same English terms as they exist under the laws of other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated there under. Furthermore, Porter Hedges LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is being filed as Exhibit 5.1 to the Registration Statement.

Sincerely yours,

Heussen B.V.

/s/ Tim B. Schreuders	/s/ Martijn B. Koot
Tim B. Schreuders	Martijn B. Koot
(advocaat)	(advocaat)